UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 13, 2015

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code (972) 490-9600

Check the appropriated box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01     REGULATION FD DISCLOSURE.
On July 13, 2015, Ashford Hospitality Trust, Inc. ("Ashford Trust" or the “Company”) announced that its Board of Directors has declared the distribution of its remaining units and shares of common stock of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime”). Ashford Trust currently owns approximately 5.0 million common units of Ashford Hospitality Prime Limited Partnership, the operating partnership of Ashford Prime. Common unit holders of Ashford Hospitality Trust Limited Partnership will receive their pro rata share of Ashford Hospitality Prime Limited Partnership common units, while Ashford Trust common shareholders will receive their pro rata share of the approximately 4.1 million Ashford Prime common shares to be received upon redemption of Ashford Hospitality Prime Limited Partnership common units. Ashford Trust is not currently contemplating selling or distributing any of its ownership in Ashford, Inc. at this time.
The distribution to Ashford Trust common shareholders will be completed through a pro-rata, taxable dividend of Ashford Prime common stock on July 27, 2015 (the "Distribution Date") to stockholders of record ("Ashford Trust Record Holders") as of the close of business of the New York Stock Exchange on July 20, 2015 (the "Record Date"). On the Distribution Date, each Ashford Trust Record Holder will receive approximately 0.04 shares of Ashford Prime common stock for every share of Ashford Trust common stock held by such stockholder on the Record Date. After the distribution, Ashford Trust will not have any ownership interest in Ashford Prime.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.
(d)    Exhibits

Exhibit Number	Description
99.1	Press Release of the Company, dated July 13, 2015, furnished under Item 7.01, announcing that its Board of Directors has declared the distribution of remaining shares of Ashford Prime.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2015

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel